October 20, 2016                            Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Third Quarter 2016 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its third quarter, ending October 2, 2016.

Third Quarter Highlights

•	Third quarter 2016 GAAP earnings per diluted share were $0.64, compared with $0.43 in 2015.

•
Third quarter 2016 GAAP results included $0.08 per diluted share, after tax, in restructuring expenses related to plant closures and a goodwill impairment charge involving its industrial converting operations in Brazil. In the third quarter of 2015, GAAP results included $0.23 per diluted share, after tax, in foreign exchange-related asset impairment charges related to operations in Venezuela; asset impairment and restructuring charges related to plant closures; and legal and other professional expenses related to prior misstatements of financial results at a former packaging center in Mexico.

•
Base net income attributable to Sonoco (base earnings) for third quarter 2016 was $0.72 per diluted share, compared with $0.65 in 2015. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided third quarter base earnings guidance of $.65 to $.70 per diluted share.

•	Third quarter 2016 net sales were $1.21 billion, down from $1.24 billion in 2015.

•
Cash flow from operations was $162.6 million in the third quarter of 2016, compared with $145.1 million in 2015. Free cash flow for the third quarter was $85.2 million, compared with $55.9 million in 2015. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

•
During the third quarter, Sonoco reached a definitive agreement to sell its rigid plastics blow molding operations to Amcor for $280 million. The transaction is expected to close by or near the end of October 2016.

Fourth Quarter and 2016 Guidance Update

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Base earnings for the fourth quarter of 2016 are estimated to be in the range of $.60 to $.65 per diluted share. This guidance takes into consideration the expected closing on the sale of the Company's rigid plastic blow molding operations at the end of October. Furthermore, as a result of the Company's accounting calendar, the fourth quarter of 2016 contains five fewer calendar days and four fewer business days than in 2015. Base earnings in the fourth quarter of 2015 were $.64 per diluted share.

•	Full-year 2016 base earnings guidance has been raised to a range of $2.70 to $2.75 per diluted share, compared to previous guidance of $2.68 to $2.74. Base earnings were $2.51 in 2015.

•
Free cash flow in 2016 is projected to be approximately $140 million, reflecting expected operating cash flow of $490 million. Expected free cash flow for the year remains unchanged from previous guidance and excludes any proceeds from the sale of the rigid plastics blow molding operations.

Note: Fourth-quarter and full-year 2016 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Third Quarter 2016 Results - page 2

Third Quarter Review
Commenting on the Company’s third quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, “Sonoco achieved better than anticipated financial results driven by record results from our Consumer Packaging segment along with continued improvement in our Paper and Industrial Converted Products segment. Overall, compared to the prior year quarter, the Company's earnings benefited from gains from fixed-cost productivity, a positive price/cost relationship, manufacturing productivity and lower pension and post-retirement benefit costs. Offsetting these positive factors were higher labor, maintenance and other operating costs while overall volume was essentially flat for the quarter.

“Operating profit in our Consumer Packaging segment was up 15.3 percent, from the prior-year quarter, reaching record levels for the eighth consecutive quarter, while segment operating margins improved 170 basis points over the same quarter last year. Overall, the segment benefited from a positive price/cost relationship, manufacturing productivity improvement and lower pension expense which more than offset higher labor, maintenance and other operating costs. The segment also gained from modest volume growth as solid rigid plastics and flexible packaging growth was partially offset by lower global composite can volume. Segment sales declined slightly due to lower selling prices, primarily related to raw material deflation. Display and Packaging segment operating profit declined slightly from the prior year as fixed-cost and manufacturing productivity improvements and a modest positive price/cost relationship were more than offset by lower volume/mix and higher labor, maintenance and other operating costs.

“Results in our Paper and Industrial Converted Products segment improved slightly in the third quarter with operating profit gaining 2.9 percent over the same quarter last year and operating margins improving 30 basis points. The improved results were driven by strong fixed-cost and manufacturing productivity and lower pension expense more than offset the continued negative impact of difficult markets for our one corrugating medium paper machine. Absent corrugating medium losses, segment earnings would have been well above last year's results. Segment volume/mix was slightly negative in the quarter due to depressed reel sales which overshadowed continued growth in global paperboard and tubes and cores. Quarterly segment sales declined slightly year over year as lower corrugating medium prices and the divestiture of a paperboard mill in France in May 2016 more than offset higher converted product selling prices.

“Operating profit in our Protective Solutions segment was essentially flat year over year as a positive price/cost relationship and volume growth were more than offset by higher labor, maintenance and other operating costs. Also in the quarter, Sonoco's ThermoSafe unit acquired the assets and operations of Laminar Medica in the United Kingdom and Czech Republic, from Clinimed (Holdings) Limited, and the PharmaPort 360™ active temperature-controlled cargo container assets, licenses, trademarks and manufacturing rights from AAR Corporation.”

GAAP net income attributable to Sonoco in the third quarter was $65.4 million, or $0.64 per diluted share, compared with $43.9 million, or $0.43 per diluted share, in 2015. Base earnings in the third quarter were $73.5 million, or $0.72 per diluted share, compared with $66.7 million, or $0.65 per diluted share, in 2015. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Third quarter GAAP earnings include after-tax charges of $8.1 million, or $0.08 per diluted share, in restructuring expenses related to plant closures, a goodwill impairment charge involving the Company's industrial operations in Brazil, and acquisition related costs. In the third quarter of 2015, GAAP results included $0.23 per diluted share, after tax, in foreign exchange-related asset impairment charges related to operations in Venezuela; asset impairment and restructuring charges; and legal and professional expenses related to the investigation of prior misstatements from a former Mexico packaging center.

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Sonoco Reports Third Quarter 2016 Results - page 3

Net sales for the third quarter were $1.21 billion, down $33.9 million, or 2.7 percent, from last year’s quarter. The decline in sales was a result of the previously reported discontinuation of the Company's contract packaging business in Irapuato, Mexico; lower selling prices, primarily linked to lower raw material costs; and divested businesses.

Gross profits were $235.4 million in the third quarter, up $6.0 million, compared with $229.4 million in the same period in 2015. Gross profit as a percent of sales improved to 19.5 percent, compared with 18.5 percent in the same period in 2015. The 101 basis points improvement in the quarter was due primarily to a positive overall price/cost relationship, lower fixed costs and lower pension expense, which were partially offset by higher labor expenses and increased operating costs. Third-quarter selling, general and administrative expenses were down $8.8 million from the prior year at $121.6 million, driven mostly by a decrease in legal and professional costs related to the previously disclosed 2015 investigation of the mistsatement of financial results in Mexico. Other than this change, selling, general and administrative expenses were flat as lower pension and post-retirement benefit costs, and fixed-cost reductions, were mostly offset by wage inflation and higher management incentive costs.

Cash generated from operations in the third quarter was $162.6 million, compared with $145.1 million in the same period in 2015. This $17.6 million improvement was largely driven by higher GAAP earnings as well as changes in working capital. Cash consumed by working capital changes was higher in 2015 primarily due to a greater increase in accounts receivable during last year's quarter resulting from invoice and payment timing with certain customers. During the quarter, net capital expenditures were $40.3 million, compared to $53.9 million in the prior year quarter; and cash dividends paid were $37.1 million, compared to $35.3 million in the prior year.

Free cash flow for the third quarter was $85.2 million, compared with $55.9 million in the same quarter last year. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

Year-to-date Results

For the first nine months of 2016, net sales were $3.64 billion, down $56.6 million, compared to $3.70 billion in 2015. Sales declined during the period due to an estimated $70 million impact from foreign currency translation, lower selling prices related to lower raw material costs and the loss of contract packaging business in Mexico. These negative factors were partially offset by improvements to volume/mix, including the positive effect of six additional calendar days, which includes four more business days.

GAAP net income attributable to Sonoco for the first three quarters of 2016 was $181.6 million or $1.78 per diluted share, compared with $194.1 million or $1.90 per diluted share in the same period in 2015. Current year-to-date earnings included $33.1 million, or $0.33 per diluted share, in after-tax asset impairment and restructuring charges related to the sale of the Company's paper mill in France, the sale of its retail packaging business in Puerto Rico, along with other previously announced plant closures and related restructuring actions and a goodwill impairment charge for the Company's industrial converted products business in Brazil. GAAP earnings in the first nine months of 2015 benefited from a net gain of $2.9 million, after tax, or $.03 per diluted share, from a combination of the following: a favorable disposition of Fox River-related claims/litigation, gain on the sale of two metal end plants and a favorable tax reserve adjustment, partially offset by foreign exchange-driven asset impairments in Venezuela, charges for restructuring costs, asset impairment charges, acquisition-related and environmental remediation expenses, and professional fees to investigate and correct the financial misstatements at the former Mexico packaging center.

Base earnings in the first three quarters of 2016 were $214.7 million or $2.11 per diluted share, compared with $191.2 million or $1.87 per diluted share in the same period in 2015. This 12.3 percent improvement stemmed from a positive price/cost relationship, gains in volume/mix, including the positive impact of additional business days, productivity improvements, lower pension expense, and acquisitions net of divestitures. Partially offsetting these positive factors

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Sonoco Reports Third Quarter 2016 Results - page 4

were higher labor, maintenance and other operating costs and a negative impact of foreign currency translation. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Current year-to-date gross profit was $722.6 million, up 4.7 percent, compared with $690.1 million in the first three quarters of 2015, largely due to a positive/price cost relationship and gains in volume/mix. Gross profit as a percent of sales was 19.8 percent, up 119 basis points, from 18.7 percent in 2015.

For the first nine months of 2016, cash generated from operations was $348.7 million, compared with $318.1 million in the same period in 2015. Year-to-date 2016 pension and post-retirement plan contributions were $10.5 million more than the previous year. Net capital expenditures and cash dividends were $143.9 million and $109.8 million, respectively, during the first nine months of 2016, compared with $109.6 million and $102.7 million, respectively, in 2015.

Free cash flow for the first nine months of 2016 was $94.9 million, compared with $105.9 million in same period last year. As noted above, free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use. (See free cash flow reconciliation later in this release.) Year-to-date, the Company has spent $58.9 million to repurchase approximately 1.25 million shares of common stock at an average cost of $47.38. These repurchases were made under the Company’s previously announced plan to repurchase shares at a total cost of up to $100 million during 2016.

At October 2, 2016, total debt was approximately $1.09 billion, compared with $1.13 billion as of December 31, 2015. At the end of the third quarter, the Company had a total debt to total capital ratio of 40.7 percent, compared with 42.4 percent at December 31, 2015. Cash and cash equivalents were $159.3 million at October 2, 2016, compared with $182.4 million at December 31, 2015.

Corporate
Net interest expense for the third quarter of 2016 declined slightly to $12.4 million, compared with $13.7 million during the same period in 2015. The 2016 third quarter effective tax rates on GAAP and base earnings were 32.1 percent and 30.7 percent, compared with a 37.7 percent and 30.8 percent for GAAP and base earnings, respectively, in the prior year’s quarter. The main driver in the year-over-year decrease in the GAAP income tax rate is related to the 2015 unfavorable adjustment for hyperinflationary accounting in Venezuela.

Fourth Quarter and Full-Year 2016 Outlook
Sonoco expects fourth quarter 2016 base earnings to be in the range of $.60 to $.65 per diluted share. This guidance takes into consideration the expected closing on the sale of the Company's rigid plastic blow molding operations at the end of October. Furthermore, as a result of the Company's accounting calendar, the fourth quarter of 2016 contains five fewer calendar days and four fewer business days than in 2015. The Company’s fourth quarter 2015 base earnings were $.64 per diluted share.

Full-year 2016 base earnings guidance has been raised to $2.70 to $2.75 per diluted share, compared with previous guidance of $2.68 to $2.74 per diluted share. The Company’s 2016 base earnings guidance anticipates a 31.0 percent effective tax rate for the year. Free cash flow expectations are unchanged at approximately $140 million in 2016, compared to $155 million in 2015.

Note: Fourth-quarter and full-year 2016 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

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Sonoco Reports Third Quarter 2016 Results - page 5

Commenting on the Company’s outlook, Sanders said, “Our ability to grow base earnings by 12 percent through the first nine months of 2016 is a testament to our focused strategy of growing our businesses by providing our customers with innovative packaging solutions and optimizing our portfolio to produce consistent earnings and improved returns.
As a result of our solid performance to date and our expectations for the rest of 2016, we are raising our full-year guidance despite continued headwinds from slow global economic conditions. Our focus for the rest of 2016 is to gain market share by introducing new commercial products and achieving new customer awards. To further grow, we are actively pursuing rational, strategic acquisitions focused on growing our flexible packaging, thermoforming rigid plastics and protective packaging platforms. At the same time we are looking to further optimize our portfolio and pursue alternatives to address the weak performance in corrugating medium operations while continuing to improve our cost structure.”

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Third-quarter 2016 sales for the segment were $520 million, compared with $521 million in 2015. Segment operating profit was $63.8 million in the third quarter, compared with $55.3 million in the same quarter of 2015.

Segment sales declined 0.3 percent compared to the prior-year quarter due to lower selling prices, stemming primarily from lower raw material costs, partially offset by positive volume/mix. Segment operating profit increased 15.3 percent over the prior year quarter and operating margins improved to 12.3 percent of sales. Overall, the segment benefited from a positive price/cost relationship, manufacturing productivity improvements and lower pension expense, which more than offset higher labor, maintenance and other operating costs. The segment also gained from a modest volume/mix as solid rigid plastics and flexible packaging growth was partially offset by lower global composite can volume.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Third quarter 2016 sales for this segment were $132 million, compared with $163 million in 2015. Segment operating profit was $5.2 million in the quarter, compared with $5.4 million in 2015.

Sales declined 19.0 percent compared to last year’s quarter due primarily to the previously mentioned loss of contract packaging business in Mexico. Operating profit in the segment declined slightly in the quarter as fixed-cost and manufacturing productivity and a positive price/cost relationship were more than offset by negative volume/mix in retail security packaging along with higher labor and other operating costs.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

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Sonoco Reports Third Quarter 2016 Results - page 6

Third quarter 2016 sales for the segment were $425 million down from $428 million in 2015. Segment operating profit was $33.2 million in the third quarter, compared with $32.3 million in 2015.

Segment sales declined approximately 0.7 percent during the quarter as lower corrugating medium prices and the divestiture of a paperboard mill in France were only partially offset by higher selling prices. Segment operating profit improved 2.9 percent compared to the prior year quarter as manufacturing and fixed-cost productivity improvements and lower pension expense more than offset a negative price/cost relationship stemming from lower corrugating medium paper prices, and higher labor, maintenance and other operating costs. Volume/mix was essentially flat as growth in North America paper operations and Europe and Asia tubes and cores essentially offset declines in reels and domestic tubes and cores.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Third quarter 2016 sales were $132 million, compared with $130 million in 2015. Operating profit was $12.6 million, compared with $12.9 million in the third quarter of 2015.

This segment’s 1.5 percent increase in third quarter sales came from gains in volume/mix, partially offset by lower selling prices. Operating profit was down 2.6 percent in the quarter as volume growth and a positive price/cost relationship were more than offset by higher labor, maintenance and other operating costs and a negative mix of business.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 84131307. The archived call will be available through October 30, 2016. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of nearly $5 billion, the Company has 21,000 employees working in more than 330 operations in 35 countries, serving some of the world’s best known brands in some 85 nations. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of

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Sonoco Reports Third Quarter 2016 Results - page 7

provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

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availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

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Sonoco Reports Third Quarter 2016 Results - page 8

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Third Quarter 2016 Results - page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Nine Months Ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015

Net sales	$1,208,724	$1,242,592	$3,640,680	$3,697,234
Cost of sales	973,351	1,013,219	2,918,041	3,007,155
Gross profit	235,373	229,373	722,639	690,079
Selling, general and administrative expenses	121,583	130,341	382,387	357,893
Restructuring/Asset impairment charges	8,947	19,551	41,453	29,637
Income before interest and income taxes	$104,843	$79,481	$298,799	$302,549
Net interest expense	12,437	13,687	39,768	40,509
Income before income taxes	92,406	65,794	259,031	262,040
Provision for income taxes	29,618	24,775	83,602	75,019
Income before equity in earnings of affiliates	62,788	41,019	175,429	187,021
Equity in earnings of affiliates, net of tax	3,190	2,976	7,457	7,291
Net income	65,978	43,995	182,886	194,312
Net income attributable to noncontrolling interests	(583)	(81)	(1,325)	(239)
Net income attributable to Sonoco	$65,395	$43,914	$181,561	$194,073

Weighted average common shares outstanding – diluted	101,579	102,405	101,960	102,387

Diluted earnings per common share	$0.64	$0.43	$1.78	$1.90
Dividends per common share	$0.37	$0.35	$1.09	$1.02

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Net sales
Consumer Packaging	$519,729	$521,499	$1,558,074	$1,572,490
Display and Packaging	132,016	162,945	407,157	450,334
Paper and Industrial Converted Products	424,615	427,753	1,281,031	1,298,940
Protective Solutions	132,364	130,395	394,418	375,470
Consolidated	$1,208,724	$1,242,592	$3,640,680	$3,697,234

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$63,761	$55,282	$186,135	$166,840
Display and Packaging	5,153	5,405	13,464	7,278
Paper and Industrial Converted Products	33,239	32,292	104,018	99,052
Protective Solutions	12,580	12,911	38,826	36,200
Restructuring/Asset impairment charges	(8,947)	(19,551)	(41,453)	(29,637)
Other, net	(943)	(6,858)	(2,191)	22,816
Consolidated	$104,843	$79,481	$298,799	$302,549

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Net income	$65,978	$43,995	$182,886	$194,312
Asset impairment charges	2,958	12,311	7,157	14,773
Depreciation, depletion and amortization	51,012	53,192	156,542	157,216
Fox River environmental reserves	—	(76)	—	(32,543)
Net pension and postretirement plan expenses/(contributions)	7,622	10,581	(5,781)	13,428
Changes in working capital	(8,776)	(20,004)	(72,799)	(56,195)
Other operating activity	43,834	45,059	80,672	27,149
Net cash provided by operating activities	162,628	145,058	348,677	318,140

Purchase of property, plant and equipment, net	(40,328)	(53,851)	(143,944)	(109,559)
Cost of acquisitions, net of cash acquired	(20,475)	(1,750)	(21,338)	(17,447)
Net debt proceeds/(repayments)	9,267	15,340	(38,624)	(48,077)
Cash dividends	(37,142)	(35,323)	(109,821)	(102,702)
Shares acquired under announced buyback	(21,012)	—	(58,943)	—
Other, including effects of exchange rates on cash	(1,365)	(93,826)	880	(8,100)

Net increase/(decrease) in cash and cash equivalents	51,573	(24,352)	(23,113)	32,255
Cash and cash equivalents at beginning of period	$107,748	$217,775	$182,434	$161,168
Cash and cash equivalents at end of period	$159,321	$193,423	$159,321	$193,423

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	October 2, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$159,321	$182,434
Trade accounts receivable, net of allowances	669,200	627,962
Other receivables	48,995	46,801
Inventories	376,317	385,483
Prepaid expenses and deferred income taxes	43,090	64,698
Assets held for sale	183,284	—
	1,480,207	1,307,378
Property, plant and equipment, net	1,068,432	1,112,036
Goodwill	1,076,493	1,140,461
Other intangible assets, net	217,771	245,095
Other assets	201,646	208,715
	$4,044,549	$4,013,685
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$792,734	$802,284
Notes payable and current portion of long-term debt	60,787	113,097
Income taxes payable	12,050	7,135
Liabilities held for sale	20,126	—
	$885,697	$922,516
Long-term debt, net of current portion	1,030,338	1,015,270
Pension and other postretirement benefits	409,464	432,964
Deferred income taxes and other	129,413	110,062
Total equity	1,589,637	1,532,873
	$4,044,549	$4,013,685

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Sonoco Reports Third Quarter 2016 Results - page 11

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Third-quarter and full-year 2016 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Third Quarter 2016 Results - page 12

		Non-GAAP Adjustments
Three Months Ended October 2, 2016	GAAP	Restructuring / Asset Impairment Charges(1,2)	Other Adjustments(3)	Base

Income before interest and income taxes	104,843	8,947	943	114,733
Interest expense, net	12,437	—	—	12,437
Income before income taxes	92,406	8,947	943	102,296
Provision for income taxes	29,618	2,097	(357)	31,358
Income before equity in earnings of affiliates	62,788	6,850	1,300	70,938
Equity in earnings of affiliates, net of taxes	3,190	—	—	3,190
Net income	65,978	6,850	1,300	74,128
Net (income) attributable to noncontrolling interests	(583)	(34)	—	(617)
Net income attributable to Sonoco	$65,395	$6,816	$1,300	$73,511

Per Diluted Share	$0.64	$0.07	$0.01	$0.72

		Non-GAAP Adjustments
Three Months Ended September 27, 2015	GAAP	Restructuring / Asset Impairment Charges(1,4)	Other Adjustments(5)	Base

Income before interest and income taxes	79,481	19,551	6,858	105,890
Interest expense, net	13,687	—	—	13,687
Income before income taxes	65,794	19,551	6,858	92,203
Provision for income taxes	24,775	1,574	2,018	28,367
Income before equity in earnings of affiliates	41,019	17,977	4,840	63,836
Equity in earnings of affiliates, net of taxes	2,976	—	—	2,976
Net income	43,995	17,977	4,840	66,812
Net (income) attributable to noncontrolling interests	(81)	(5)	—	(86)
Net income attributable to Sonoco	$43,914	$17,972	$4,840	$66,726

Per Diluted Share	$0.43	$0.18	$0.05	$0.65

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Includes goodwill impairment charge related to industrial converting products business in Brazil.

(3) Consists primarily of costs related to acquisitions, potential acquisitions, and a small income tax reserve adjustment.

(4) Includes $12,065 of asset impairment charges related to the devaluation of the Venezuelan Bolivar.

(5) Consists primarily of legal and professional expenses associated with the Company's investigation of financial misstatements in Mexico and acquisition-related costs.

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Sonoco Reports Third Quarter 2016 Results - page 13

		Non-GAAP Adjustments
Nine Months Ended October 2, 2016	GAAP	Restructuring / Asset Impairment Charges(1,2)	Other Adjustments(3)	Base

Income before interest and income taxes	298,799	41,453	2,191	342,443
Interest expense, net	39,768	—	—	39,768
Income before income taxes	259,031	41,453	2,191	302,675
Provision for income taxes	83,602	10,442	(17)	94,027
Income before equity in earnings of affiliates	175,429	31,011	2,208	208,648
Equity in earnings of affiliates, net of taxes	7,457	—	—	7,457
Net income	182,886	31,011	2,208	216,105
Net (income) attributable to noncontrolling interests	(1,325)	(78)	—	(1,403)
Net income attributable to Sonoco	$181,561	$30,933	$2,208	$214,702

Per Diluted Share	$1.78	$0.30	$0.02	$2.11

		Non-GAAP Adjustments
Nine Months Ended September 27, 2015	GAAP	Restructuring / Asset Impairment Charges(1,4)	Other Adjustments(5)	Base

Income before interest and income taxes	302,549	29,637	(22,816)	309,370
Interest expense, net	40,509	—	—	40,509
Income before income taxes	262,040	29,637	(22,816)	268,861
Provision for income taxes	75,019	16,850	(7,214)	84,655
Income before equity in earnings of affiliates	187,021	12,787	(15,602)	184,206
Equity in earnings of affiliates, net of taxes	7,291	—	—	7,291
Net income	194,312	12,787	(15,602)	191,497
Net (income) attributable to noncontrolling interests	(239)	(75)	—	(314)
Net income attributable to Sonoco	$194,073	$12,712	$(15,602)	$191,183

Per Diluted Share	$1.90	$0.12	$(0.15)	$1.87

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Includes goodwill impairment charge related to industrial converting products business in Brazil.

(3) Consists primarily of costs related to acquisitions and potential acquisitions.

(4) Includes disposal and income tax gains related to the sale of two of the Company's metal end and closures plants.

(5) Consists primarily of a gain from the release of reserves related to the partial settlement of the Fox River environmental claims, an income tax gain from the release of a valuation allowance against tax loss carryforwards in Spain, legal and professional expenses associated with the Company's investigation of financial misstatements in Mexico and acquisition-related costs.

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Sonoco Reports Third Quarter 2016 Results - page 14

	Three Months Ended		Nine Months Ended
FREE CASH FLOW*	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015

Net cash provided by operating activities	$162,628	$145,058	$348,677	$318,140

Purchase of property, plant and equipment	(43,299)	(54,155)	(142,073)	(140,869)
Proceeds from the sale of assets	2,971	304	6,565	31,310
Cost of disposition of assets	—	—	(8,436)	—
Purchase of property, plant and equipment, net	(40,328)	(53,851)	(143,944)	(109,559)

Cash dividends	(37,142)	(35,323)	(109,821)	(102,702)
Free Cash Flow	$85,158	$55,884	$94,912	$105,879

	Twelve Months Ended
	Estimated	Actual
FREE CASH FLOW*	December 31, 2016	December 31, 2015
Net cash provided by operating activities	$490,000	$452,930

Purchase of property, plant and equipment	$(201,000)	$(192,295)
Proceeds from the sale of assets	6,565	32,530
Cost of disposition of assets	(8,436)	—

Purchase of property, plant and equipment, net	(202,871)	(159,765)
Cash dividends	(147,000)	(138,032)
Free Cash Flow	$140,129	$155,133

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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